Exhibit 10.8

SERVICES AND SUPPORT AGREEMENT

This Services and Support Agreement (the “Agreement”), effective September 1, 2016 (the “Effective Date”), is by and between trivago GmbH, a company organized and existing under the laws of Germany with its principal place of business at Benningsen Platz 1, 40474 Düsseldorf, Germany (the “trivago” or “Recipient”), and Expedia LPS Lodging Partner Services Sarl, a company organized and existing under the laws of Switzerland, with its principal place of business at Rue du 31 Décembre 40-42 et 44-46, 1207 Genève, Switzerland (“Expedia LPS” or “Service Provider”) (each a “Party” and collectively, the “Parties”). Expedia LPS is an indirectly-owned subsidiary of Expedia, Inc., a Washington corporation, with its principal place of business at 333 108th Avenue N.E., Bellevue, Washington 98004 (“Expedia”).

BACKGROUND

Whereas, in order to carry out such responsibilities and execute Expedia’s global strategy, it is necessary for trivago to acquire the Services of Expedia LPS, specifically assistance with respect to the translation and localization of certain content on trivago Websites;

Whereas, this Agreement sets forth the terms and conditions under which Service Provider has agreed to provide, and trivago has agreed to receive, the Services.

Whereas, the Parties intend that the Service Provider shall receive an arm’s length fee (within the meaning of the relevant Transfer Pricing Rules) for providing the Services to trivago.

Whereas, the capitalized terms used and not otherwise defined in these recitals are defined in Article 1 of this Agreement.

Now, therefore, in consideration of the mutual promises, covenants, conditions and terms set forth herein, the Parties agree as follows:

1.	DEFINITIONS.

“Affiliate” means, for any entity, any other entity that, directly or indirectly, Controls, is Controlled by or is under common Control with such entity.

“Confidential Information” means information that is not generally known to the public, is subject to a protective order, or that constitutes a trade secret under applicable law, including, without limitation, technical information, know-how, technology, software applications and code, prototypes, ideas, inventions, methods, improvements, data, files, information relating to supplier and customer identities and lists, accounting records, business and marketing plans, and information that would reasonably be considered confidential by virtue of its relation to the work contemplated by this Agreement. Confidential Information also includes all copies and tangible embodiments of any of the foregoing (in whatever form or medium).

“Control” means, with respect to any entity, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities (or other ownership interest), by contract or otherwise.

“Direct Costs” means all direct costs incurred by Service Provider that are (i) attributable to the employee(s) directly engaged in performing the Service Provider’s duties under this Agreement, including without limitation all salaries, wages, compensation, and employee benefits directly allocated to such employee(s); and (ii) all costs attributable to the materials and supplies consumed in rendering the Services. Direct costs shall also mean the direct costs previously described that are incurred by Affiliates retained by Service Provider to perform the Services.

“Effective Date” means September 1, 2016.

“Indirect Costs” means all indirect costs that relate to the Direct Costs including, without limitation, an allocable portion of occupancy costs, utilities, supervisory and clerical support, and other overhead, general and administrative costs (e.g., depreciation) reasonably allocable to the Service Provider’s duties under this Agreement.

“Initial Term” is defined in Section 2.1.

“Losses” means any and all damages, fines, penalties, deficiencies, losses, liabilities (including settlements and judgments) and expenses (including interest, court costs, reasonable fees and expenses of attorneys, accountants and other experts and professionals and other reasonable fees and expenses of litigation or other proceedings and of any claim, default or assessment).

“Renewal Term” is defined in Section 2.1.

“Service Fee” is defined in Section 4.1.

“Service Provider Laws” is defined in Section 12.1.

“Services” means those activities of the Service Provider’s personnel undertaken (or activities of Service Provider’s Affiliates retained by Service Provider)

(i) to provide certain support services related to localizing content on trivago Websites;

(ii) to provide translation services; and

(iii) to provide such other similar support services as the Parties may from time to time agree.

The Services exclude any services separately provided via a written agreement between the Service Provider and an Affiliate with respect to its business.

“Term” is defined in Section 2.1.

“Third-Party Costs” means all costs incurred by Expedia LPS for services performed by, as well as materials and supplies consumed by, third parties including, but not limited to, professionals services firms.

“Transfer Pricing Rules” means the transfer pricing rules as generally set forth in the Organization for Economic Cooperation and Development’s Transfer Pricing Guidelines for Multinational Enterprises and Tax Administrations and any equivalent local German and Swiss tax laws, regulations and guidelines applicable in effect during the Term of this Agreement.

“trivago Business” shall mean all trivago products and services and the products and services of trivago’s Affiliates generally made available by trivago or its Affiliates to their customers anywhere in the world.

“trivago Data” means all data and information that is submitted, directly or indirectly, to the Service Provider by trivago or obtained or learned by Service Provider in connection with the Services, including information relating to trivago, its Affiliates and its or their customers, hotels or hotel operators, technology, operations, facilities, consumer markets, marketing and branding plans and strategies, logos, graphics, financial information and projections, products, capacities, systems, procedures, security practices, research, development, business affairs, ideas, concepts, innovations, inventions, designs, business methodologies, improvements, trade secrets, copyrightable or patentable subject matter, trademarks under development, and other proprietary information.

“trivago Marks” is defined in Article 6.

“trivago Websites” means the branded internet websites of trivago and its Affiliates including, but not limited to, trivago.de, trivago.ca, trivago.com.au, trivago.com.br, trivago.be, trivago.com and trivago.co.uk.

2.	TERM AND TERMINATION.

2.1	Term. The initial term of this Agreement will begin on the Effective Date and will terminate on December 31, 2016 (the “Initial Term”). This Agreement will be automatically renewed for additional consecutive one-year periods at close of business, December 31 of each subsequent calendar year (each, a “Renewal Term” and together with the Initial Term, the “Term”) and shall continue indefinitely unless the Parties agree to the contrary or this Agreement is otherwise terminated in accordance with this Article 2.

2.2	Termination for Convenience. Either trivago or Service Provider may terminate this Agreement upon ninety (90) days’ prior notice.

2.3	Termination for Cause. In the event that trivago fails to pay in full any amounts payable hereunder within sixty (60) days after receipt of any invoice rendered by Service Provider pursuant to Section 4.3, and such failure remains uncured for ten (10) days after receipt of notice thereof from Service Provider, Service Provider shall have the right to terminate this Agreement and all rights granted hereunder, effective immediately upon delivery of such notice of termination to trivago.

2.4	Prior Agreements. This Agreement supersedes and terminates any and all prior agreements or contracts, oral or written, entered into between the Parties relating to the subject matter thereof as of the Effective Date.

3.	SERVICES.

3.1	Services. During the Term, Service Provider shall provide Services to trivago as agreed between the Parties from time to time. Service Provider has the right to perform itself, or retain third parties to perform, any of the Services.

3.2	Non-Exclusivity of Services. trivago retains the right to perform itself, retain other Affiliates or retain third parties to perform, any of the Services. To the extent trivago performs any of the Services itself, or retains other Affiliates or retains third parties to do so, Service Provider will cooperate with trivago or such third parties at no additional charge.

3.3	Scope of Authority. The Parties shall not act as a legal representative of each other for any purpose whatsoever, and neither Party has the right or authority to enter into any contract, or to assume or create any obligation of any kind on behalf of the other Party. To the extent relevant, Service Provider shall refer any inquiries, orders or contracts to trivago or to another trivago Affiliate, as appropriate.

4.	SERVICE FEE AND PAYMENT.

4.1	Service Fee. As consideration for the Services, trivago shall pay to Service Provider an amount (the “Service Fee”) equal to one hundred eight percent (108%) of Direct Costs, Indirect Costs, and Third-Party Costs. The Service Fee will be reviewed from time to time to ensure that it is consistent with Section 4.5 (Arm’s Length Pricing).

4.2	Service Fee Exclusions. The Service Fee excludes the following items: (i) interest income or expense recognized or incurred by Service Provider; (ii) any income taxes incurred by Service Provider; and (iii) any costs ordinarily categorized as “non-operating income/expenses.”

4.3	Payment Due. Service Provider will invoice trivago on a monthly basis within fifteen (15) days of the end of each month. trivago agrees to pay (or offset against other intercompany obligations due to it) the total amount shown as due within sixty (60) days from the end of such month. Service Provider will issue invoices to:

invoice@trivago.com

trivago GmbH

Benningsen Platz 1

40474 Düsseldorf

Germany

4.4	Currency. All computations and payments made pursuant to this Article 4 shall be in Service Provider’s functional currency. Set off of any amount payable under this Agreement against existing accounts payable and accounts receivable shall be an acceptable manner of payment, effective as of the date of such set off on the books of the Parties.

4.5	Arm’s Length Pricing. The Parties intend that Service Provider shall receive an arm’s length fee within the meaning of the Transfer Pricing Rules as consideration for providing the Services to trivago. If (a) the Parties or (b) one or more relevant taxing authorities pursuant to an income tax audit or otherwise, determine that the Service Fee is not consistent with the Transfer Pricing Rules, including for example a material change in the arm’s length value over time of the relevant property and/or services, then the Parties (i) shall adjust the Service Fee to be consistent with the Transfer Pricing Rules; and (ii) shall make such additional payments or refunds as appropriate to implement such adjustments. Any such compensating adjustments shall be made within six (6) months after the end of the year to which they relate, unless the Parties otherwise agree to a different time period, or in the case of a governmental adjustment, within sixty (60) days from the time a final determination is made by the tax authority. The Parties acknowledge that such compensating adjustments may require payments from Service Provider to trivago or vice versa.

5.	TRIVAGO RESPONSIBILITIES.

During the Term, trivago shall make available to Service Provider such relevant information in trivago’s possession as necessary for use by Service Provider in performing the Services for the benefit of trivago. trivago shall also provide Service Provider such access to trivago’s personnel during normal business hours, as reasonably necessary to facilitate Service Provider’s provision of Services under this Agreement.

6.	TRIVAGO MARKS.

License to Use the trivago Marks. trivago owns the rights to certain trademarks and registered trademarks in various jurisdictions. “trivago Marks” shall include any trademarks or registrations owned now or hereafter by trivago. trivago grants to Service Provider a non-exclusive, royalty-free license to use the trivago Marks solely in connection with the Services provided by Service Provider as defined in this agreement for trivago. This express license grant from trivago to Service Provider shall be nunc pro tunc to the date that Service Provider first used the trivago Marks.

7.	TAXES.

7.1	Transaction Taxes. For purposes of this Section 7.1, “Transaction Taxes” means the sales tax or turnover tax in Service Provider’s jurisdiction, including but not limited to sales tax, use tax, excise tax, value-added tax, goods and services tax, consumption tax, business tax and similar taxes and charges. All sums payable or deemed to be payable by trivago to Service Provider under or in connection with this Agreement shall be deemed to be exclusive of any Transaction Taxes chargeable on the supply or suppliers for which such sums are the consideration for Transaction Taxes purposes. Should the Services provided under this Agreement be deemed to be subject to Transaction Taxes that are not recoverable by Service Provider, an additional amount equal to any such Transaction Taxes shall in each case be paid by trivago to Service Provider. Where required under law, Service Provider will prepare a legally compliant Transaction Tax invoice that adds Transaction Taxes to the amount of the Service Fee paid to Service Provider and trivago will pay both the Service Fee and applicable Transaction Taxes. If the determination is made at any point in time after trivago has made payment for Service Fees, Service Provider shall have the right to invoice trivago for the amount of any Transaction Taxes relating to prior Service Fees, along with any interest or penalties incurred and paid by Service Provider relating to such Transaction Taxes. No markup shall be applied by Service Provider to any invoice for Transaction Taxes, or any interest and penalties.

7.2	Withholding Taxes. In the event that amounts payable by trivago to Service Provider pursuant to this Agreement are taxable by any government in the territory or territories defined herein and taxes are required to be withheld and paid from such amounts by trivago, trivago shall withhold and pay such taxes on behalf of itself or Service Provider and transmit to Service Provider the appropriate tax receipts evidencing the payment of such taxes.

8.	CONFIDENTIALITY.

8.1	Use and Disclosure. Generally, neither Party shall use any of the Confidential Information furnished to it by the other Party under this Agreement, nor disclose, reveal or otherwise make any such Confidential Information available to any other person, firm, corporation or other entity, except in furtherance of the objectives of this Agreement, or as specifically authorized in writing by the Party that initially furnished such Confidential Information; provided, however, that a Party may disclose the Confidential Information of the other Party to those of its employees, consultants (including professional advisers) and Affiliates that require access to such Confidential Information in order to permit such Party to exercise its rights and perform its obligations hereunder. Each Party shall develop and implement such procedures as may be required to prevent the intentional or negligent disclosure to other persons or entities of the other Party’s Confidential Information including, but not limited to, requiring each of its employees, contractors, and Affiliates having access to such information under this Agreement to enter into an appropriate secrecy agreement, and each Party shall protect the other Party’s Confidential Information to the same extent and with at least the same degree of care as such Party protects its own confidential or proprietary information of like kind and import, but in no event using less than a reasonable degree of care.

8.2	Exceptions to Confidentiality. Nothing in this Agreement shall prevent the disclosure by a Party or its employees, contractors, or Affiliates of an item of Confidential Information that:

(a)	is, or subsequent to the time of transmittal to the receiving Party becomes, a matter of general public knowledge otherwise than as a consequence of a breach by the receiving Party or its employees, contractors, or Affiliates of any obligation under this Agreement;

(b)	is made public by the disclosing Party;

(c)	was in the possession of the receiving Party in documentary form prior to the time of disclosure thereof to it by the disclosing Party, and was held by the receiving Party free of any obligation of confidence to the disclosing Party or any third party;

(d)	is received in good faith from a third party having the right to disclose it, who, to the best of the receiving Party’s knowledge, did not obtain the same from a disclosing Party and who imposed no obligation of secrecy on the receiving Party with respect to such information;

(e)	is released from confidential treatment by written consent of the disclosing Party;

(f)	is independently developed by the receiving Party without reference to the disclosing Party’s Confidential Information; or

(g)	is required to be disclosed under any applicable law, regulation or governmental order; provided, however, that the Party proposing to disclose Confidential Information pursuant to this Section 8.2 (g) shall give prior written notice to the other Party hereto of such legal disclosure requirement so that such other Party can take appropriate action to protect the confidentiality, and prevent the unauthorized use or appropriation of its Confidential Information.

8.3	Unauthorized Acts. Without limiting either Party’s rights in respect of a breach of this Article, each Party will:

(a)	promptly notify the other Party of any unauthorized possession, use or knowledge, or attempt thereof, of the other Party’s Confidential Information by any person or entity that may become known to such Party;

(b)	promptly furnish to the other Party full details of the unauthorized possession, use or knowledge, or attempt thereof, and assist the other Party in investigating or preventing the recurrence of any unauthorized possession, use or knowledge, or attempt thereof, of the other Party’s Confidential Information;

(c)	cooperate with the other Party in any litigation and investigation against third parties deemed necessary by the other Party to protect its rights in Confidential Information to the extent such litigation or investigation relates to the Services; and

(d)	promptly use its best efforts to prevent a recurrence of any such unauthorized possession, use or knowledge, or attempt thereof, of the other Party’s Confidential Information.

Each Party will bear the cost it incurs as a result of compliance with this Article.

8.4	Ownership of Data. Service Provider agrees that, as between Service Provider and trivago, trivago owns all right, title and interest in and to the trivago Data. Service Provider hereby irrevocably assigns, and will cause Affiliates, agents, subcontractors or representatives of Service Provider to irrevocably assign, to trivago without further consideration all right, title, and interest in and to such trivago Data, including patent, copyright, trade secret and other intellectual property rights therein, arising in any jurisdiction. Upon trivago’s request, Service Provider will execute and deliver any documents or take such other actions as may reasonably be necessary to affect or perfect such assignments.

8.5	Return of Confidential Information. Each Party will, upon request of the other Party following the expiration or termination of this Agreement, promptly return or permanently erase or destroy, in the sole discretion of the Party receiving such request, copies of the other Party’s Confidential Information in its possession or control.

8.6	Survival of Obligation of Confidentiality. The obligations and undertakings arising under this Article of this Agreement shall survive the termination of this Agreement.

9.	REPRESENTATIONS AND WARRANTIES.

9.1	By trivago. trivago represents and warrants that except as otherwise provided in this Agreement, trivago will obtain, maintain and comply with all applicable permits and licenses, required of trivago in connection with its obligations under this Agreement.

9.2	By Service Provider. Service Provider represents and warrants that as of the Effective Date and during the Term:

(a)	Service Provider will obtain, maintain and comply with all applicable permits and licenses, required of Service Provider in connection with its obligations under this Agreement; and

(b)	Service Provider shall (1) assign an adequate number of employees to perform the Services, (2) ensure that the employees will be properly educated, trained and fully qualified to perform the Services, and (3) ensure that the employees perform the Services in a professional and workmanlike manner.

9.3	DISCLAIMER. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NEITHER THE SERVICE PROVIDER NOR TRIVAGO MAKES ANY REPRESENTATIONS OR WARRANTIES AND EACH EXPLICITLY DISCLAIMS ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS, IMPLIED, WRITTEN, ORAL OR STATUTORY, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, AND WARRANTIES OTHERWISE ARISING FROM A COURSE OF DEALING, COURSE OF PERFORMANCE OR USAGE OF TRADE.

10.	INDEMNITIES.

10.1	Indemnities by Service Provider. Service Provider will defend and indemnify trivago and its directors, officers, shareholders, employees, third-party agents and representatives against any Losses resulting from, arising out of or relating to, any third-party claim:

(a)	Relating to a breach by Service Provider of Article 8 (Confidentiality);

(b)	Relating to any amounts assessed against trivago that are the obligation of Service Provider pursuant to Article 7 (Taxes);

(c)	Relating to a breach of any of the representations and warranties in Section 9.2; or

(d)	Relating to death, personal injury or property loss or damage resulting from Service Provider’s acts or omissions.

Service Provider will indemnify trivago against any Losses incurred in connection with the enforcement of this Article.

10.2	Indemnities by trivago. trivago will defend and indemnify Service Provider, and their respective officers, directors, shareholders, employees, third-party agents and representatives, against any Losses resulting from, arising out of or relating to, any third-party claim:

(a)	that the Services, any work product, or any other resources or items provided to Service Provider by trivago infringe or misappropriate the intellectual property, proprietary or other rights of any third party (except as may have been caused by an unauthorized modification by Service Provider);

(b)	relating to any duties or obligations of trivago owed to a third party;

(c)	relating to the inaccuracy, untruthfulness or breach of any representation or warranty made by trivago under this Agreement;

(d)	relating to trivago’s breach of Article 8 (Confidentiality);

(e)	relating to any amounts assessed against Service Provider that are the obligation of trivago pursuant to Article 7 (Taxes); or

(f)	relating to death, personal injury or property loss or damage resulting from trivago’s acts or omissions.

trivago will indemnify Service Provider against any Losses incurred in connection with the enforcement of this Article.

10.3

Indemnification Procedures. If any third-party claim is commenced against a Party entitled to indemnification under Section 10.1 or Section 10.2 (the “Indemnified Party”), notice thereof will be given to the Party that is obligated to provide indemnification (the “Indemnifying Party”) as promptly as practicable. If, after such notice, the Indemnifying Party acknowledges that this Agreement applies with respect to such claim, then the Indemnifying Party will be entitled, if it so elects, by notice promptly delivered to the Indemnified Party, but in no event less than ten (10) days before the date on which a response to such claim is due, to immediately take control of the defense and settlement of such claim and to engage attorneys with appropriate expertise to handle and defend the same, at the Indemnifying Party’s sole cost and expense. The Indemnified Party will cooperate, at the cost of the Indemnifying Party, in all reasonable respects with the Indemnifying Party and its attorneys in the investigation and defense of such claim and any appeal arising therefrom; provided that the Indemnified Party may, at its own cost and expense, participate, through its attorneys or otherwise, in such investigation and defense of such claim and any appeal arising therefrom. No settlement of a claim that involves a remedy other than the payment of money by the Indemnifying Party will be entered into without the consent of the Indemnified Party. After notice by the Indemnifying Party to the Indemnified Party of its election to assume full control of the defense of any such claim, the Indemnifying Party will not be liable to the Indemnified Party for any legal expenses incurred thereafter by such Indemnified Party in connection with the defense of that claim. If the Indemnifying Party does not assume full control of the defense of a claim required to be defended under this Article 10 (Indemnities), the Indemnified Party may defend the claim in such manner as it may deem appropriate at the cost of the Indemnifying Party.

11.	DAMAGES.

11.1	Damages. Each of the Parties is liable to the other for any direct damages arising out of or relating to its performance or failure to perform under this Agreement. Except for a Party’s breach of Article 10 (Indemnities) or Article 8 (Confidentiality), in no event will either Party be liable to the other for damages due to a breach of this Agreement in excess of the amount of the Service Fees paid by trivago to Service Provider over the last twelve (12) months.

11.2	Consequential Damages. NEITHER SERVICE PROVIDER NOR TRIVAGO WILL BE LIABLE FOR, NOR WILL THE MEASURE OF DAMAGES INCLUDE, ANY INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR RELATING TO ITS PERFORMANCE OR FAILURE TO PERFORM UNDER THIS AGREEMENT.

11.3	Exceptions. THE EXCLUSION OF LIABILITY SET FORTH IN SECTION 11.2 DOES NOT APPLY TO (A) THE FAILURE OF TRIVAGO TO PAY THE SERVICE FEE OR OTHER AMOUNTS DUE UNDER THIS AGREEMENT, (B) INDEMNIFICATION OBLIGATIONS UNDER ARTICLE 10 (INDEMNITIES), (C) BREACH OF ARTICLE 8 (CONFIDENTIALITY), (D) LIABILITY RESULTING FROM THE GROSS NEGLIGENCE, FRAUD OR WILLFUL OR CRIMINAL MISCONDUCT OF A PARTY, OR (E) THE BREACH OF INTELLECTUAL PROPERTY RIGHTS OF EITHER PARTY.

12.	COMPLIANCE WITH LAWS.

12.1	Compliance. Each Party will perform its obligations under this Agreement in a manner that complies with all laws applicable to that Party’s business. Without limiting the foregoing, Service Provider will identify and comply with all laws applicable to Service Provider: (a) including laws requiring the procurement of inspections, certificates and approvals needed to perform the Service, and (b) laws regarding healthcare, workplace safety, immigration, labor standards, wage and hour laws, insurance, data protection and privacy (collectively, the “Service Provider Laws”).

12.2	Changes in Law. Service Provider and trivago will work together to identify the effect of changes in laws on the provision and receipt of the Services and will promptly discuss the changes to the Services, and/or the other terms and provisions of this Agreement, if any, required to comply with all laws.

(a)	Except to the extent inconsistent with the relevant Transfer Pricing Rules, if a change to the Services is required for Service Provider to comply with a change in the Service Provider Laws, the change will be implemented at Service Provider’s expense and will not impact the Service Fee paid by trivago under this Agreement, or otherwise result in a negative impact to trivago’s business or operations.

(b)	If a change to the Services is required for Service Provider to comply with a change in any laws other than the Service Provider Laws, and Service Provider can reasonably demonstrate that the change will materially increase Service Provider’s costs, trivago will by notice to Service Provider either:

(1)	direct Service Provider to implement the required change to the Services, in which case trivago will pay any additional Service Fee that the Parties mutually determine to be payable following consultation about the change, or

(2)	terminate this Agreement or the portion of the Services affected by the change in law.

12.3	Fines and Penalties. If a governmental authority notifies either Party that the Party is not in compliance with any applicable laws, the Party will promptly notify the other Party of the same in writing. Service Provider is responsible for any fines and penalties incurred by trivago arising from the Service Provider’s noncompliance with the Service Provider Laws. trivago is responsible for any fines and penalties incurred by Service Provider arising from trivago’s noncompliance with laws other than the Service Provider Laws that directly impact trivago’s business. Any reimbursement of fines or penalties by one Party for the benefit of the other Party under this Section 12.3 shall be without a markup or other profit element to the Party on which the fine or penalty was imposed. No reimbursement of fines or penalties under this Section 12.3 shall be made if such reimbursement would violate any law of trivago’s or Service Provider’s jurisdictions.

13.	MISCELLANEOUS PROVISIONS.

13.1	Assignment. Neither Party will, without the consent of the other Party, assign this Agreement or otherwise transfer its rights or obligations under this Agreement; provided that either Party, at any time, may assign its rights and obligations under this Agreement to any person that is an Affiliate without the consent of the other Party. The consent of a Party to any assignment of this Agreement does not constitute such Party’s consent to further assignment. This Agreement is binding on the Parties and their successors and permitted assigns. Any assignment in contravention of this subsection is void.

13.2	Notices. Any notice, demand, payment or other communication required, permitted or desired to be given pursuant to any of the terms or provisions of this Agreement shall be in writing and shall be deemed to have been sufficiently given or served for all purposes (i) upon delivery, if delivered in person; (ii) when receipt is acknowledged, if sent by facsimile/email transmission; (iii) one (1) business day after having been deposited for overnight delivery with an internationally-recognized overnight courier service. Such communications shall be delivered or sent to the following addresses or facsimile numbers (or such addresses or facsimile numbers as may be specified in writing to the other Parties hereto):

If to Service Provider:

Attention: Legal Counsel

Expedia Lodging Partner Services Sarl

Rue du 31 Décembre 40-42 et 44-46

1207 Genève, Switzerland

If to trivago:

legal@trivago.com

Attention: Legal Counsel

trivago GmbH

Benningsen Platz 1

40474 Düsseldorf

Germany

13.3	Counterparts. This Agreement may be executed in any number of counterparts, each of which is deemed an original, but all of which taken together constitute one single agreement between the Parties.

13.4	Relationship. The Parties intend to create an independent contractor relationship and nothing contained in this Agreement will be construed to make either trivago or Service Provider partners, joint venturers, principals, agents or employees of the other. Further, nothing in this Agreement will act to alter in any manner any ownership relationship between Service Provider and trivago. Service Provider is solely liable for all costs and obligations incurred by Service Provider payable to third parties in connection with services rendered by Service Provider hereunder.

13.5	Consents, Approvals and Requests. Except consents, approvals or requests that this Agreement expressly provides are in a Party’s sole discretion, (a) all consents and approvals to be given by either Party under this Agreement will be in writing and will not be unreasonably withheld or delayed and (b) each Party will make only reasonable requests under this Agreement.

13.6	Waivers. No delay or omission by either Party to exercise any right or power it has under this Agreement will impair or be construed as a waiver of such right or power. A waiver by any Party of any breach or covenant will not be construed to be a waiver of any succeeding breach or any other covenant. All waivers must be signed by the Party waiving its rights.

13.7	Remedies Cumulative. No right or remedy herein conferred on or reserved to either Party is intended to be exclusive of any other right or remedy, and each and every right and remedy is cumulative and in addition to any other right or remedy under this Agreement, or under applicable law, whether now or hereafter existing.

13.8	Amendments. No amendment to, or change, waiver or discharge of, any provision of this Agreement is valid unless executed by the duly authorized representatives of both Parties. Neither the course of dealings between the Parties nor any trade practices will act to modify, vary, supplement, explain or amend this Agreement.

14.	CONSTRUCTION.

14.1	Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be contrary to Law, then the remaining provisions of this Agreement, if capable of substantial performance, will remain in full force and effect.

14.2	Governing Law. This Agreement and the rights and obligations of the Parties under this Agreement are governed by and will be construed in accordance with the Laws of Switzerland, without giving effect to the principles thereof relating to the conflicts of Laws.

14.3	Entire Agreement. This document sets forth the complete and final expression of the Parties’ agreement about their subject matter, and there are no other representations, understandings or agreements between the Parties about such subject matter.

14.4	Survival. The terms of Articles 8 (Confidentiality), 10 (Indemnities), 11 (Damages), 13 (Miscellaneous Provisions) and 14 (Construction) will survive the expiration or termination of this Agreement.

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IN WITNESS WHEREOF, each of trivago and Service Provider has caused this Agreement to be signed and delivered by its duly authorized representative to be effective as of the Effective Date.

Expedia Lodging Partner Services Sarl

By:	/s/ Cyril Ranque
Name:	Cyril Ranque
Title:	Gérant Président

trivago GmbH

By:	/s/ Andrej Lehnert
Name:	Andrej Lehnert
Title:	Managing Director